Exhibit 99.2

Pulmatrix to Regain Full Rights to PUR1800 and Narrow Spectrum Kinase Inhibitor Portfolio

Termination of License, Development and Commercialization Agreement with the Lung Cancer Initiative at Johnson & Johnson will Return Portfolio to Pulmatrix

Pulmatrix to continue development of PUR1800 for treatment of Acute Exacerbations in Chronic Obstructive Pulmonary Disease (AECOPD) with Phase 1b Study Ongoing with Data Expected Q4 2021

Long-term Toxicology Data in Q3 2021 has Potential to Broaden Development to Additional Indications Requiring Chronic Dosing

LEXINGTON, Mass., April 12, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced it will regain full rights to its narrow spectrum kinase inhibitor (NSKI) portfolio, including PUR1800, following Johnsons & Johnson’s Enterprise Innovation’s decision to terminate the Company’s license, development and commercialization agreement. Pulmatrix intends to continue the development of PUR1800, with ongoing clinical and toxicology studies to support programs in acute exacerbations in COPD (AECOPD) and other chronic airway diseases.

Updated PUR1800 Program Guidance:

●	28-day toxicology studies are complete, demonstrating dose proportional systemic exposure, reduced potential for lung drug accumulation, improved physical and chemical stability, and potential for long-term dosing as compared to non-iSPERSE formulation drug predecessor (RV1162).
●	Dosing in the ongoing Phase 1b clinical study of PUR1800 in AECOPD is ongoing. Study endpoints include safety, tolerability and exploratory biomarkers to demonstrate target engagement and anti-inflammatory effect, with topline data expected in Q4 2021.
●	Pulmatrix plans to initiate a PUR1800 Phase 2b proof-of-concept efficacy study for the treatment of AECOP in 2021
●	Data from 6 and 9-month long-term toxicology studies are expected in Q3 2021. These long-term data have the potential to broaden the development of PUR1800 for chronic dosing paradigms where non-steroidal inti-inflammatory treatment may be of benefit, such as asthma, COPD and other chronic airway diseases.

“Regaining full rights to PUR1800, and the broader portfolio of NSKIs, positions Pulmatrix to independently advance assets that have the potential to address multiple blockbuster markets,” said Ted Raad, Chief Executive Officer of Pulmatrix. “Our prior agreement with Johnson & Johnson greatly advanced our PUR1800 program, fully funding both our ongoing Phase 1b study and ongoing long-term toxicology studies. With data from these studies expected before year end, we expect to be positioned to advance our planned Phase 2b study in AECOPD treatment, which has the potential for approximately $2.5 billion in U.S. peak net revenue potential. Importantly, our long-term toxicology studies also have the potential to broaden the reach of PUR1800 to indications beyond AECOPD that require long-term dosing. We look forward to continued progress with PUR1800 and believe our superior iSPERSE formulation has the opportunity to address steroid resistant and infection driven inflammation across a diverse range of lung conditions.”

1

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”) and lung cancer, as well as neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

*Johnson & Johnson Enterprise Innovation Inc. is the legal entity to the agreement.

2